Exhibit 99.1

Media and Investor Contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Reports Fourth Quarter and Full-Year 2017 Results

Revenue Growth, Market Share Gains, Working Capital Efficiency, and Expense Leverage Improvements Mitigated by Margin Compression

2017 Highlights:

•	Reported net income attributable to Ryerson Holding Corporation of $17.1 million, or $0.46 per diluted share. Generated Adjusted EBITDA, excluding LIFO of $184.1 million, up 3.4 percent from $178.0 million in 2016.

•	Grew revenues by 17.7 percent versus 2016 with tons sold 5.1 percent higher and average selling prices per ton 11.9 percent higher. The Company gained market share as Ryerson North American tons sold increased by 6.7 percent compared to North American industry volume growth of 3.8 percent according to the Metals Service Center Institute (MSCI).

•	Realized expense leverage with warehousing, delivery, selling, general, and administrative expenses as a percentage of sales declining to 14.0 percent compared to 15.3 percent in 2016.

•	Lowered days of supply to 71 days in 2017 compared to 76 days in 2016.

CHICAGO – March 5, 2018 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the fourth quarter and full-year ended December 31, 2017.

Eddie Lehner, Ryerson’s President and Chief Executive Officer said, “First, thank you to our customers for your business which we never take for granted, and thank you to all of my Ryerson teammates for continually striving to create a better Ryerson. Ryerson made progress in 2017 on a number of important fronts while further positioning the Company for greater performance in the years to come. In 2017, we grew market share while generating favorable expense leverage and improving working capital efficiency. We continued to add more processing capabilities to our service center network, welcoming The Laserflex Corporation and Guy Metals, Inc. to the company while making growth investments in value added processing capabilities and intelligent systems design and implementation. Ryerson is well positioned to capitalize on the stronger market conditions we have seen so far in 2018, as we continue to scale and advance our business model centered on an intelligent network of interconnected service centers delivering customer solutions and great customer experiences, with an iconic industrial brand more than 175 years in the making.”

2017 Results

Revenues were $3.4 billion in 2017, up 17.7 percent from 2016, as the average selling price per ton increased by 11.9 percent and tons sold increased by 5.1 percent.

Gross margin decreased to 17.3 percent in 2017, compared to 20.0 percent in 2016. Included in cost of materials sold was net LIFO expense of $19.9 million in 2017 and LIFO income, net of $6.6 million in 2016. Gross margin, excluding LIFO decreased to 17.9 percent in 2017, compared with 19.7 percent in 2016. Gross margin compression was driven by procured metal costs that outpaced pricing power in the industry primarily due to the level of imports in the market and in-year volatility of nickel and chrome, as well as some relative mix shift to sheet products, aluminum and stainless in particular, where demand was stronger than in long and plate products during 2017. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this news release.

Warehousing, delivery, selling, general, and administrative expense increased by $36.1 million, or 8.3 percent in 2017, compared to the year-ago period, driven by higher variable costs as our tons sold increased. Warehousing, delivery, selling, general, and administrative expenses as a percentage of sales declined to 14.0 percent in 2017 compared to 15.3 percent in 2016, demonstrating the company’s ability to realize expense leverage with higher shipped volumes, even with an environment of rising input and operating costs.

Net income attributable to Ryerson Holding Corporation was $17.1 million, or $0.46 per diluted share, in 2017, compared to $18.7 million, or $0.54 per diluted share, in 2016. Excluding benefits from income tax reform, restructuring and other charges, impairment charges on assets, and losses on the retirement of debt, net income attributable to Ryerson Holding Corporation was $13.8 million, or $0.37 per diluted share, in 2017 compared to $28.0 million, or $0.81 per diluted share, in 2016.

Adjusted EBITDA, excluding LIFO increased 3.4 percent to $184.1 million in 2017, compared to $178.0 million in 2016. Reconciliations of Adjusted EBITDA, excluding LIFO and net income attributable to Ryerson Holding Corporation and earnings per share, excluding benefits from income tax reform, restructuring and other charges, impairment charges on assets, and losses on retirement of debt to net income attributable to Ryerson Holding Corporation, are included below in this news release.

Working Capital and Liquidity Management

In 2017, Ryerson’s inventory balance stood at 71 days of supply compared to 76 days in the year-ago period. Erich Schnaufer, Ryerson’s Chief Financial Officer, said, “Ryerson did an exceptional job of reducing inventory levels by five days in 2017. Structural improvements in asset management provided Ryerson greater optionality to invest in value-added growth acquisitions, such as The Laserflex Corporation, a metal fabricator specializing in laser cutting and welding services, and Guy Metals, Inc., a processor and polisher of stainless steel products. We also made targeted investments in value-added processing equipment throughout the year while continuing to maintain ample liquidity.”

Additionally, Ryerson reduced its pension liability in 2017, which decreased from $216 million in 2016 to $165 million in 2017 driven by higher returns on plan assets and lower benefit obligations.

As of December 31, 2017, borrowings were $384 million on our primary revolving credit facility with additional availability of $264 million. Including cash, marketable securities, and availability from foreign sources, Ryerson’s total liquidity was $338 million compared to $301 million in 2016.

Cash used in operating activities was $2.1 million in 2017, driven by increases in working capital that supported a 17.7 percent increase in revenue for the year. Ryerson generated $91 million from operating activities in the fourth quarter of 2017, as the Company reduced its working capital investment consistent with demand expectations in the period. Ryerson generated cash of $25 million from operating activities in 2016 and $48 million from operating activities in the fourth quarter of 2016.

Fourth Quarter 2017 Results

Revenues were $810.6 million for the fourth quarter of 2017, up 18.8 percent from the year-ago period. The average selling price per ton increased 11.3 percent, and tons shipped increased 6.8 percent from the fourth quarter of 2016.

Gross margin was 16.8 percent for the fourth quarter of 2017, consistent with both the third quarter of 2017 and the fourth quarter of 2016. Included in cost of materials sold was net LIFO expense of $8.1 million for the fourth quarter of 2017, net LIFO income of $1.7 million for the third quarter of 2017, and net LIFO expense of $13.8 million for the fourth quarter of 2016. Gross margin, excluding LIFO increased to 17.8 percent for the fourth quarter of 2017, compared with 16.6 percent in the third quarter of 2017. Compared to the year-ago period, gross margin, excluding LIFO decreased by 100 basis points from 18.8 percent. A reconciliation of gross margin to gross margin, excluding LIFO is included below in this news release.

Warehousing, delivery, selling, general, and administrative expense were $119.3 million for the fourth quarter of 2017 compared to $104.9 million in the year-ago period. Warehousing, delivery, selling, general, and administrative expenses as a percentage of sales declined to 14.7 percent in the fourth quarter of 2017 compared to 15.4 percent in the year-ago period showing the company’s continued ability to successfully manage expenses and reap the rewards of realized expense leverage.

Net income attributable to Ryerson Holding Corporation was zero in the fourth quarter of 2017, compared to a net loss of $8.6 million, or $0.23 per diluted share, in the fourth quarter of 2016. The enactment of the Tax Cuts and Jobs Act (Tax Reform) in December 2017 resulted in a one-time income tax benefit of $3.4 million in the fourth quarter of 2017. The Tax Reform primarily impacted the valuation of Ryerson’s deferred tax assets and liabilities, as well as imposed a one-time transition tax on foreign earnings. Excluding benefits from income tax reform, restructuring and other charges, impairment charges on assets, and losses on the retirement of debt, the net loss attributable to Ryerson Holding Corporation in the fourth quarter of 2017 was $3.4 million, $0.09 per diluted share, compared to a loss of $7.1 million, or $0.19 per diluted share in the fourth quarter of 2016.

Adjusted EBITDA, excluding LIFO was $40.6 million in the fourth quarter of 2017, higher than both the third quarter of 2017 and fourth quarter of 2016 balances of $37.7 million and $36.0 million, respectively. Reconciliations of Adjusted EBITDA, excluding LIFO and net income attributable to Ryerson Holding Corporation and earnings per share, excluding restructuring and other charges, impairment charges on assets, and gains or losses on retirement of debt to net income attributable to Ryerson Holding Corporation are included below in this news release.

Outlook Commentary

Ryerson continues to assess the impact of the Tax Reform and currently expects its effective tax rate for the full year of 2018 to be in the range of 26 percent to 27 percent. The Company expects to receive AMT credit refunds of $30 million in total with $15 million expected in 2019 and the remainder going forward. Given the substantial changes to the Internal Revenue Code, the estimated financial impacts for the fourth quarter and the full-year 2017 are subject to further analysis, which could result in changes to these estimates in 2018.

Global supply and demand fundamentals appear stronger in 2018 as a weaker U.S. dollar, lower domestic import levels, and supply-side reforms in China seem to support stronger pricing conditions in the U.S. Industrial metals commodity prices for CRU carbon coil and plate products, London Metal Exchange nickel, a key component of stainless products, and Midwest Aluminum all continued to trend higher in the first months of 2018 compared to the fourth quarter of 2017, and should lend further support and stabilization to average industry selling prices. Demand remained positive for most of our key end markets compared to last year, and Ryerson expects these conditions to continue for at least the first half of 2018. Given the supply and demand factors discussed, Ryerson expects further margin expansion in the first quarter 2018 compared to the fourth quarter of 2017.

On March 1, 2018, President Trump announced a 25 percent tariff on all imported steel products and 10 percent tariff on all imported aluminum products for an indefinite amount of time under Section 232 of the Trade Expansion Act. If formally enacted later this week as expected, we anticipate these actions to have an upward bias on pricing conditions for metal products in the U.S. for at least the first half of 2018. Ryerson supports fair trade practices that create a level playing field for suppliers, distributors, and metal end-users. For over 175 years Ryerson has worked with its customers through all seasons and cycles to deliver the best possible customer experiences to the market place. As enacted trade policy plays out in the months and potentially years ahead, we will exhaust every effort to provide supply chain continuity and solutions that add value for our customers.

Fourth Quarter 2017 Business Metrics

	Fourth Quarter 2017	Third Quarter 2017	Fourth Quarter 2016	Sequential Quarter Change	Year-Over-Year Change
Tons shipped (In thousands)	470	515	440	-8.7%	6.8%
Average selling price/ton	$1,725	$1,678	$1,550	2.8%	11.3%
Average cost/ton	1,435	1,396	1,290	2.8%	11.2%
Average cost/ton, excluding LIFO	1,418	1,399	1,259	1.4%	12.6%

Fourth Quarter 2017 Major Product Metrics

	Tons Shipped (Tons in thousands)					Average Selling Price per Ton Shipped
	Fourth Quarter 2017	Third Quarter 2017	Fourth Quarter 2016	Sequential Quarter Change	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	355	387	332	-8.3%	6.9%	1.1%	10.0%
Aluminum	49	53	43	-7.5%	14.0%	3.2%	8.1%
Stainless steel	65	73	64	-11.0%	1.6%	6.1%	16.7%

	Net Sales (Dollars in millions)
	Fourth Quarter 2017	Third Quarter 2017	Fourth Quarter 2016	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	$407	$439	$346	-7.3%	17.6%
Aluminum	186	195	151	-4.6%	23.2%
Stainless steel	205	217	173	-5.5%	18.5%

Twelve Months Ended December 31 Business Metrics

	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016	Year-Over-Year Change
Tons shipped (In thousands)	2,000	1,903	5.1%
Average selling price/ton	$1,682	$1,503	11.9%
Average cost/ton	1,391	1,203	15.6%
Average cost/ton, excluding LIFO	1,381	1,206	14.5%

Twelve Months Ended December 31 Major Product Metrics

	Tons Shipped (Tons in thousands)			Average Selling Price per Ton Shipped
	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	1,505	1,443	4.3%	13.6%
Aluminum	204	189	7.9%	3.4%
Stainless steel	283	262	8.0%	14.5%

	Sales (Dollars in millions)
	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016	Year-Over-Year Change
Carbon steel	$1,696	$1,432	18.4%
Aluminum	752	674	11.6%
Stainless steel	866	700	23.7%

Earnings Call Information

Ryerson will host a conference call to discuss its fourth quarter 2017 results Tuesday, March 6, 2018 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 833-241-7253 (Domestic) or 647-689-4217 (International) and using conference ID 5372519. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson employs around 3,600 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	Fourth Quarter		Third Quarter 2017	Year Ended December 31,
	2017	2016		2017	2016
NET SALES	$810.6	$682.2	$864.2	$3,364.7	$2,859.7
Cost of materials sold	674.1	567.6	719.2	2,782.2	2,289.1

Gross profit	136.5	114.6	145.0	582.5	570.6
Warehousing, delivery, selling, general, and administrative	119.3	104.9	119.2	472.5	436.4
Restructuring and other charges	—	(1.5)	—	—	1.0

OPERATING PROFIT	17.2	11.2	25.8	110.0	133.2
Other income and (expense), net (1)	(0.3)	(4.0)	(1.4)	(2.3)	(17.2)
Interest and other expense on debt	(23.2)	(22.4)	(23.2)	(91.0)	(89.9)

INCOME (LOSS) BEFORE INCOME TAXES	(6.3)	(15.2)	1.2	16.7	26.1
Provision (benefit) for income taxes	(6.6)	(6.8)	(0.7)	(1.3)	7.2

NET INCOME (LOSS)	0.3	(8.4)	1.9	18.0	18.9
Less: Net income attributable to noncontrolling interest	0.3	0.2	0.2	0.9	0.2

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$—	$(8.6)	$1.7	$17.1	$18.7

EARNINGS (LOSS) PER SHARE
Basic	$—	$(0.23)	$0.05	$0.46	$0.55

Diluted	$—	$(0.23)	$0.05	$0.46	$0.54

Shares outstanding - basic	37.2	37.1	37.2	37.2	34.3
Shares outstanding - diluted	37.2	37.1	37.3	37.3	34.4
Supplemental Data :
Tons shipped (000)	470	440	515	2,000	1,903
Shipping days	60	60	63	251	252
Average selling price/ton	$1,725	$1,550	$1,678	$1,682	$1,503
Gross profit/ton	290	260	282	291	300
Operating profit/ton	37	25	50	55	70
LIFO expense (income), net per ton	17	31	(3)	10	(3)
LIFO expense (income), net	$8.1	$13.8	$(1.7)	$19.9	$(6.6)
Depreciation and amortization expense	13.0	10.7	11.9	47.1	42.5
Cash flow provided by (used in) operating activities	91.2	47.8	(12.2)	(2.1)	24.9
Capital expenditures	(9.3)	(3.3)	(5.6)	(25.1)	(23.0)

(1)	The fourth quarter 2016 includes an other-than-temporary impairment charge of $1.9 million related to our investment in an available-for-sale security and a loss of $1.5 million on the repurchase of debt. The year ended December 31, 2016 includes a loss of $8.7 million on the repurchase of debt and an other-than-temporary impairment charge of $4.7 million related to our investment in an available-for-sale security.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation.
See Schedule 3 for EPS reconciliation.

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Balance Sheets

(In millions, except shares)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$77.4	$80.7
Restricted cash	1.1	1.0
Receivable, less provision for allowances, claims and doubtful accounts of $4.9 in 2017 and $4.6 in 2016	376.3	326.0
Inventories	616.5	563.4
Prepaid expenses and other current assets	32.6	26.7

Total current assets	1,103.9	997.8
Property, plant and equipment, at cost	742.7	668.7
Less: accumulated depreciation	319.8	280.5

Property, plant and equipment, net	422.9	388.2
Deferred income taxes	17.9	24.4
Other intangible assets	46.9	40.8
Goodwill	115.3	103.2
Deferred charges and other assets	5.0	4.3

Total assets	$1,711.9	$1,558.7

Liabilities
Current liabilities:
Accounts payable	$275.0	$230.4
Salaries, wages and commissions	40.3	36.8
Other accrued liabilities	58.4	37.7
Short-term debt	21.3	19.2
Current portion of deferred employee benefits	7.7	8.3

Total current liabilities	402.7	332.4
Long-term debt	1,024.4	944.3
Deferred employee benefits	243.5	298.8
Other noncurrent liabilities	48.7	32.5

Total liabilities	1,719.3	1,608.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2017 and 2016	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,421,081 and 37,345,117 shares issued at 2017 and 2016, respectively	0.4	0.4
Capital in excess of par value	377.6	375.4
Accumulated deficit	(95.1)	(112.2)
Treasury stock, at cost - Common stock of 212,500 shares in 2017 and 2016	(6.6)	(6.6)
Accumulated other comprehensive loss	(286.3)	(307.8)

Total Ryerson Holding Corporation Stockholders’ Equity (Deficit)	(10.0)	(50.8)
Noncontrolling interest	2.6	1.5

Total Equity (Deficit)	(7.4)	(49.3)

Total Liabilities and Stockholders’ Equity	$1,711.9	$1,558.7

Schedule 2

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO

(Dollars in millions)

	Fourth Quarter		Third Quarter 2017	Year Ended December 31,
	2017	2016		2017	2016
Net income (loss) attributable to Ryerson Holding Corporation	$—	$(8.6)	$1.7	$17.1	$18.7
Interest and other expense on debt	23.2	22.4	23.2	91.0	89.9
Provision (benefit) for income taxes	(6.6)	(6.8)	(0.7)	(1.3)	7.2
Depreciation and amortization expense	13.0	10.7	11.9	47.1	42.5

EBITDA	$29.6	$17.7	$36.1	$153.9	$158.3
Reorganization	1.3	0.5	0.9	4.1	6.6
Foreign currency transaction losses	0.2	0.7	1.4	2.0	3.9
Loss on retirement of debt	—	1.5	—	—	8.7
Impairment charges on assets	—	2.4	—	0.2	5.2
Purchase consideration and other transaction costs	1.3	(0.5)	1.0	3.9	1.5
Other adjustments	0.1	(0.1)	—	0.1	0.4

Adjusted EBITDA	$32.5	$22.2	$39.4	$164.2	$184.6

Adjusted EBITDA	$32.5	$22.2	$39.4	$164.2	$184.6
LIFO expense (income), net	8.1	13.8	(1.7)	19.9	(6.6)

Adjusted EBITDA, excluding LIFO expense (income), net	$40.6	$36.0	$37.7	$184.1	$178.0

Net sales	$810.6	$682.2	$864.2	$3,364.7	$2,859.7
Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of net sales	5.0%	5.3%	4.4%	5.5%	6.2%

Gross profit	$136.5	$114.6	$145.0	$582.5	$570.6
Gross margin	16.8%	16.8%	16.8%	17.3%	20.0%

Gross profit	$136.5	$114.6	$145.0	$582.5	$570.6
LIFO expense (income), net	8.1	13.8	(1.7)	19.9	(6.6)

Gross profit, excluding LIFO expense (income), net	$144.6	$128.4	$143.3	$602.4	$564.0

Gross margin, excluding LIFO expense (income), net	17.8%	18.8%	16.6%	17.9%	19.7%

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), net, which is calculated as gross profit plus LIFO expense (or minus LIFO income), net, divided by net sales. We have excluded LIFO expense (income), net from the gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, gross margin, excluding LIFO expense (income), net, and Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales may differ from that of other companies.

Schedule 3

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income (Loss) and Earnings (Loss) per Share Excluding Restructuring and Other Charges,

Impairment Charges on Assets, Loss on Retirement of Debt, and Benefit from Income Tax Reform

(Dollars and Shares in Millions, Except Per Share Data)

	Fourth Quarter		Third Quarter 2017	Year Ended December 31,
	2017	2016		2017	2016
Net income (loss) attributable to Ryerson Holding Corporation	$—	$(8.6)	$1.7	$17.1	$18.7
Restructuring and other charges	—	(1.5)	—	—	1.0
Impairment charges on assets	—	2.4	—	0.2	5.2
Loss on retirement of debt	—	1.5	—	—	8.7
Benefit from income tax reform	(3.4)	—	—	(3.4)	—
Benefit for income taxes	—	(0.9)	—	(0.1)	(5.6)

Net income (loss) attributable to Ryerson Holding Corporation, excluding restructuring and other charges, impairment charges on assets, loss on retirement of debt, and benefit from income tax reform	$(3.4)	$(7.1)	$1.7	$13.8	$28.0

Earnings (loss) per share, excluding restructuring and other charges, impairment charges on assets, loss on retirement of debt, and benefit from income tax reform
Basic	$(0.09)	$(0.19)	$0.05	$0.37	$0.82

Diluted	$(0.09)	$(0.19)	$0.05	$0.37	$0.81

Shares outstanding - basic	37.2	37.1	37.2	37.2	34.3

Shares outstanding - diluted	37.2	37.1	37.3	37.3	34.4

Note:	Net income (loss) and Earnings (loss) per share excluding restructuring and other charges, impairment charges on assets, loss on retirement of debt, and benefit from income tax reform is presented to provide a means of comparison with periods that do not include restructuring and other charges, impairment charges on assets, loss on retirement of debt, and benefit from income tax reform.